Exhibit 99.01

U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402-2023

Jan. 14, 2005

Xcel Energy Reaches Settlement of Three Lawsuits

MINNEAPOLIS — Xcel Energy Inc. announced today that it has reached settlement of three lawsuits, pertaining to:

•                  The purported class action securities lawsuits that were brought in U.S. District Court for the District of Minnesota on behalf of persons who purchased Xcel Energy’s common stock and/or certain series of Senior Notes of its former subsidiary NRG Energy, Inc., between Jan. 31, 2001, and July 25, 2002;

•                  Actions brought on behalf of participants in Xcel Energy’s and its predecessor companies’ 401(k) and Employee Stock Ownership Plans, which alleged violations of the federal Employee Retirement Income Security Act of 1974 (ERISA) and which were based on the same general allegations underlying the securities litigation; and

•                  A shareholder derivative action - purportedly on behalf of Xcel Energy and against the directors and certain present and former officers - which cited essentially the same circumstances as the securities litigation and asserted breach of fiduciary duty.

Under terms of the settlements of the securities and ERISA claims, Xcel Energy’s insurance carriers have agreed to pay $70.5 million and Xcel Energy will pay $17.5 million. Settlement of the derivative lawsuit involves Xcel Energy’s adoption of certain corporate governance measures and payment of plaintiff’s attorneys’ fees and expenses, of which $125,000 will be paid by Xcel Energy.

“While we continue to believe that the company and the other defendants acted appropriately, the settlements are the prudent course for us, considering the inherent risks and substantial expense of further litigation.  We are pleased to have resolved this issue,” stated Richard C. Kelly, president and chief operating officer of Xcel Energy.

As a result of the three settlements, Xcel Energy will record a charge to earnings of approximately 3 cents per share for the fourth quarter of 2004.  “Although we haven’t completed our year-end accounting close, we expect our 2004 earnings from continuing operations to be approximately $1.20 to $1.25 per share, including the impact of these settlements.  In addition, we have completed five tax audit cycles and are in the process of finalizing the income statement impact.  As a result, we expect to realize incremental tax benefits, which could cause us to potentially exceed the high end of our earnings guidance range,” said Kelly.

The securities settlement is dependent upon successful completion of both other settlements, and all three are subject to various conditions, including final approval by the U.S. District Court following notice and hearing.  There are no guarantees that the conditions will be met, including that final court approval will be obtained.  The settlements include no admission of liability by Xcel Energy or any individual defendants.

The lawsuits had been consolidated for pretrial purposes as In Re Xcel Energy Inc., Securities, Derivative and “ERISA” Litigation, Master File No. C 02-2677.

Shareholders will be mailed settlement information, and members of the securities class will also be mailed claim instructions, beginning in January or February 2005.  To view the securities and derivative settlements on the Internet, go to www.xcelenergysettlement.com.  All shareholder inquiries regarding claims should be directed to (866) 890-4859.

This press release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electrical and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; risks associated with the California power market; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2003.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 11 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

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For more information, contact:

R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations:		(612) 215-5300
Xcel Energy Internet address:		www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.